Exhibit 99.1

ALTIRIS AND SYMANTEC AGREE TO SETTLE ALL PENDING PATENT LITIGATION

SALT LAKE CITY – May 12, 2005 – Altiris, Inc. (Nasdaq: ATRS) and Symantec (Nasdaq: SYMC) today announced an amicable settlement of all pending patent litigation. The companies have entered into a patent cross-license agreement that resolves all legal claims between the companies.

Under terms of the agreement, both companies have agreed to dismiss all claims and counterclaims with no findings or admissions of liability in a settlement of litigation since 1999 involving patent infringement allegations between the two companies. As part of the agreement, Symantec will pay a $10 million fee to Altiris for use of the disputed patented technology in any of Symantec’s solutions. Other details of the settlement agreement are confidential.

Altiris, Symantec and PowerQuest will immediately dismiss with prejudice all claims in the pending litigation, and none of the companies will have any further financial obligations stemming from the litigation. PowerQuest is the assignee of one of the patents asserted in the dispute, and is now a wholly owned subsidiary of Symantec.

About Symantec

Symantec is the global leader in information security providing a broad range of software, appliances and services designed to help individuals, small and mid-sized businesses, and large enterprises secure and manage their IT infrastructure. Symantec’s Norton brand of products is the worldwide leader in consumer security and problem-solving solutions. Headquartered in Cupertino, Calif., Symantec has operations in more than 35 countries. More information is available at http://www.symantec.com.

About Altiris

Altiris, Inc. is a pioneer of IT lifecycle management software that allows IT organizations to easily manage, secure and service desktops, notebooks, thin clients, handhelds, industry-standard servers, and heterogeneous software including Windows, Linux and UNIX. Altiris automates and simplifies IT projects throughout the life of an asset to reduce the cost and complexity of management. Altiris client and mobile, server, security and IT asset management solutions natively integrate via a common Web-based console and repository. For more information, visit www.altiris.com.

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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please view the Symantec Press Center at http://www.symantec.com/PressCenter/ on Symantec’s Web site. All prices noted are in US dollars and are valid only in the United States.

Symantec and the Symantec logo are trademarks or registered trademarks, in the United States and certain other countries, of Symantec Corporation. Additional company and product names may be trademarks or registered trademarks of the individual companies and are respectfully acknowledged.

Altiris is a registered trademark of Altiris, Inc. in the U.S. and in other countries. The other company names or products mentioned are or may be trademarks of their respective owners.

Contacts:

Cris Paden	Erica Abrams, Vanessa Lehr	Sherri Walkenhorst
Symantec Corporation	The Blueshirt Group for Altiris Inc.	Connect Public Relations
408/517-8547	415/217-7722	801/373-7888
cpaden@symantec.com	Erica@blueshirtgroup.com; Vanessa@blueshirtgroup.com	sherriw@connectpr.com